Exhibit (a)(1)(E)

                                                           February 14, 2007

                             TRANS-LUX CORPORATION

                               OFFER TO EXCHANGE

                     UP TO 1,197,000 SHARES OF COMMON STOCK
                                   FOR UP TO
                       $9,000,000 PRINCIPAL AMOUNT OF ITS
         8 1/4% LIMITED CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

To Our Clients:

    Enclosed for your consideration is an Offering Circular, dated February 14, 2007 (the "Offering Circular"), the related Letter of Transmittal (the "Letter of Transmittal"), and a letter to Noteholder relating to the offer to exchange (the "Exchange Offer") 133 shares of Common Stock ("Common Stock") of Trans-Lux Corporation ("Trans-Lux") for each $1,000 principal amount of Trans-Lux' currently outstanding 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 (the "Notes"). Subject to the terms and conditions of the Exchange Offer, Trans-Lux will issue up to 1,197,000 shares of Common Stock in exchange for up to $9,000,000 principal amount of its outstanding principal amount of the Notes, representing approximately 50% of the $17,958,000 outstanding Notes, to the extent such Notes are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than $9,000,000 principal amount of the Notes are tendered, Trans-Lux will accept tenders from each tendering Holder of Notes on a pro rata basis unless Trans-Lux elects to accept all tendered Notes. Trans-Lux expects to announce any final proration factor within seven business days after the expiration date. Noteholders who tender will still receive the regularly scheduled semi-annual interest payment on March 1, 2007.

    For a more detailed description of the Common Stock Trans-Lux is proposing to issue in the Exchange Offer, please see the section of the Offering Circular entitled "Description of Capital Stock." Trans-Lux reserves the right to extend or terminate the Exchange Offer if the conditions set forth in the section of the Offering Circular entitled "The Exchange Offer-Conditions of the Exchange Offer" are not satisfied and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all Holders of Notes and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Trans-Lux reserves the right to waive any and all conditions of the Exchange Offer.

    These materials are being forwarded to you as the beneficial owner of the Notes held by us for your account but not registered in your name. A TENDER OF THE NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

    Accordingly, we request instructions as to whether you wish us to tender on your behalf any Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

    Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 15, 2007, unless extended. Trans-Lux may, in its sole and absolute discretion, extend the Exchange Offer. Any Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after April 13, 2007 if Trans-Lux has not accepted the tendered Notes for exchange by that date.

    Your attention is directed to the following:

    1.  The Exchange Offer is for up to $9,000,000 principal amount of the


    2. The Exchange Offer is subject to certain conditions set forth in the section of the Offering Circular entitled "The Exchange Offer-Conditions of the Exchange Offer."

    3. Any transfer taxes incidental to the transfer of Notes from the Holder to Trans-Lux will be paid by Trans-Lux, except as otherwise provided in the Letter of Transmittal.


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    4.  The Exchange Offer expires at 5:00 p.m., New York City time, on
        March 15, 2007, unless extended. Trans-Lux may, in its sole and absolute discretion, extend the Exchange Offer.

    If you wish to have us tender any Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER YOUR NOTES.



INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Trans-Lux Corporation with respect to the Notes.

This will instruct you to tender the Notes held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

Please tender the Notes held by you for my account as indicated below:

[ ]  8 1/4% Limited Convertible Senior Subordinated Notes Due 2012:
$__________________________________________________
  (principal amount of Notes in $1,000 increments)

[ ]  Please do not tender any Notes held by you for my account.

Dated:_______________________________________, 2007

Signature(s):
___________________________________________________

Print Name(s) here:
___________________________________________________

(Print Address(es)):
___________________________________________________

(Area Code and Telephone Number(s)):
___________________________________________________

(Tax Identification or Social Security Number(s)):
___________________________________________________


    NONE OF THE 8 1/4% LIMITED CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012 OF TRANS-LUX CORPORATION HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE NOTES HELD BY US FOR YOUR ACCOUNT.




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